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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                 FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
        SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
       SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
              15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.




                                     Commission File Number:  000-27557


                             YaSheng Group, Ltd.
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         (Exact name of registrant as specified in its charter)


      1450 Oddstad Drive, Redwood City, CA  94063, (650) 363-8345
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                 Common Stock, $.001 par value per share
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        (Title of each class of securities covered by this Form)


                                   None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    X    Rule 12h-3(b)(1)(i)  ____
Rule 12g-4(a)(1)(ii)  ____  Rule 12h-3(b)(1)(ii) ____
Rule 12g-4(a)(2)(i)   ____  Rule 12h-3(b)(2)(i)  ____
Rule 12g-4(a)(2)(ii)  ____  Rule 12h-3(b)(2)(ii) ____
                            Rule 15d-6           ____


Approximate number of holders of record as of the certification or
notice date:             228
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Pursuant to the requirements of the Securities Exchange Act of 1934
YaSheng Group, Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: September 5, 2006      By:  /s/ MEI PING WU
                                  -------------------------------------
                                       Mei Ping Wu, Secretary



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.